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                                                                    EXHIBIT 12.1

                    HEWLETT-PACKARD COMPANY AND SUBSIDIARIES
       Statement of Computation of Ratio of Earnings to Fixed Charges (1)
                          (in millions, except ratios)

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                                                                                YEAR ENDED OCTOBER 31
                                                        ------------------------------------------------------------------
                                                           1999           1998           1997         1996         1995
                                                           ----           ----           ----         ----         ----
Earnings from continuing operations before taxes             $4,194          $3,694        $3,568       $2,915      $2,945

Minority interest in the income of subsidiaries with
    fixed charges                                                14               4            22           22          19

Undistributed (earnings) or loss of equity investees              6               7            (7)         (63)        (45)

Fixed charges from continuing operations:
       Interest expense and amortization of debt
          discount and premium on all indebtedness              202             235           215          327         206
       Interest included in rent                                130             120           107           96          85
                                                                ---             ---           ---           --          --

          Total fixed charges from continuing operations:       332             355           322          423         291

Earnings before income taxes, minority interest,
    undistributed earnings or loss of equity investees
    and fixed charges                                        $4,546           4,060         3,905        3,297       3,210
                                                            ========      ==========     =========     ========     =======

Ratio of earnings to fixed charges                            13.7x           11.4x         12.1x         7.8x       11.0x

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       (1) The ratio of earnings to fixed charges was computed by dividing earnings (earnings from continuing operations before taxes, adjusted for fixed charges from continuing operations, minority interest in the income of subsidiaries with fixed charges and undistributed earnings or loss of equity investees) by fixed charges from continuing operations for the periods indicated. Fixed charges from continuing operations include (i) interest expense and amortization of debt discounts or premiums on all indebtedness, and (ii) a reasonable approximation of the interest factor deemed to be included in rental expense.